Exhibit 99.1 2621 West 15th Place Chicago, IL 60608
For additional information:

Terence R. Rogers VP Finance and Treasurer 773.788.3720

NEWS RELEASE

RYERSON TULL REPORTS FIRST QUARTER 2003

EARNINGS PER SHARE OF $0.02

Remains Cautious About Industry Outlook

Chicago, Illinois – April 24, 2003– Ryerson Tull, Inc. (NYSE: RT) today reported net income of $649,000, or $0.02 per share, for the first quarter of 2003. This compared with a loss of $995,000, or $0.04 per share, in the first quarter of 2002, before the cumulative effect of a change in accounting principle.

“Despite the continued deterioration in service center industry conditions, we were able to post a small profit in the quarter, due to the success of our aggressive margin management and cost cutting actions,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull.

First-Quarter Performance

First quarter 2003 net income of $649,000, or $0.02 per diluted share, compares with a first quarter 2002 net loss of $83.2 million, or $3.36 per diluted share. First quarter 2002 results included:

•	A pretax gain of $5.1 million, or $0.13 per share, on the demutualization of an insurance company; and
•	A non-cash, after-tax charge of $82.2 million, or $3.32 per share, to write down the value of goodwill in accordance with FAS 142.

Sequentially, results compared with a net loss of $5.7 million, or $0.23 per diluted share, in the fourth quarter of 2002. Fourth quarter 2002 results included:

•	A pretax operating expense of $3.0 million, or $0.07 per share, associated with the completion of the consolidation of two of the company’s Chicago service centers;
•	A pretax gain of $4.1 million, or $0.11 per share, on the sale of a joint venture interest in China; and
•	A pretax charge of $1.9 million, or $0.05 per share (included in “interest and other expense on debt”) associated with the write-off of unamortized fees from a terminated financing agreement.

April 24, 2003

First quarter 2003 sales increased 6.0 percent from the first quarter of 2002, as a 10.5 percent increase in the average selling price per ton was partially offset by a 4.0 percent drop in tons shipped per day. On a sequential basis, first quarter 2003 sales increased 10.1 percent from the fourth quarter 2002, on a 2.2 percent increase in tons shipped per day and a 4.3 percent increase in the average selling price per ton.

Gross profit per ton increased to $177 in the first quarter of 2003, compared with $159 in the year-ago period and $163 in the fourth quarter of 2002.

First quarter 2003 expenses (defined as operating expenses plus depreciation) per ton increased to $168, compared to $161 in the year-ago period, due to less tonnage shipped. Sequentially, expenses per ton improved from $179 in the fourth quarter of 2002.

Financial Condition

“Our balance sheet and liquidity remain solid,” added Novich. As of the end of the first quarter of 2003, the company had a debt-to-capital ratio of 40 percent and approximately $147 million available under its credit agreement. First quarter 2003 inventory was virtually unchanged from year-end 2002 levels. For 2003, the company increased its capital expenditure budget to approximately $25 million to facilitate metal processing and systems capability upgrades.

Outlook

“We have not seen any improvement in service center industry demand, and we believe that the economy and industry conditions could weaken further,” concluded Novich. “Consequently, we continue to actively pursue ways to reduce costs and improve asset utilization. And we are moving ahead with our long-term plans to capture growth by capitalizing on Ryerson Tull’s excellent reputation and performance as it relates to the factors customers care most about in selecting a metals supplier—available inventory, on-time delivery, competitive prices, quality product, and rapid response.”

Note: Ryerson Tull will conduct a conference call to discuss first-quarter results on Friday, April 25, 2003, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site at www.ryersontull.com.

April 24, 2003

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2002 revenues of $2.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross margins; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; labor relations; and timing and costs of completing planned restructurings, reorganizations, and consolidations of facilities.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter 2002
	2003	2002
NET SALES	$548,071	$516,929	$497,993
Cost of materials sold	434,383	410,619	398,456

Gross profit	113,688	106,310	99,537

Operating expenses	102,016	101,329	103,690
Depreciation	5,675	6,613	5,314
Gain on sale of foreign interests	—	—	(4,104)

OPERATING PROFIT (LOSS)	5,997	(1,632)	(5,363)

Other revenue and expense, net	28	(1,043)	291
Shares received on demutualization of insurance company	—	5,103	—
Interest and other expense on debt	(4,974)	(3,091)	(5,317)

INCOME (LOSS) BEFORE INCOME TAXES	1,051	(663)	(10,389)

Provision (benefit) for income taxes	402	332	(4,696)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	649	(995)	(5,693)
Cumulative effect of change in accounting principle	—	(82,178)	—

NET INCOME (LOSS)	$649	$(83,173)	$(5,693)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic and Diluted:
Income (loss) from continuing operations	$0.02	$(0.04)	$(0.23)
Cumulative effect of change in accounting principle	—	(3.32)	—

Net income (loss)	$0.02	$(3.36)	$(0.23)

Dividends on preferred stock	$48	$48	$48
Net income (loss) applicable to common stock	$601	$(83,221)	$(5,741)
Average shares of common stock—diluted	24,868	25,067	24,870

Supplemental Data :
Tons shipped (000)	643	670	609
Average selling price/ton	$853	$772	$818
Gross profit/ton	$177	$159	$163
Expenses/ton (1)	168	161	179
Gain on sale of foreign interests/ton	—	—	(7)
Operating profit (loss)/ton	9	(2)	(9)

(1)	Defined as operating expenses and depreciation, divided by tons shipped.

(Dollars in Millions)	3/31/03	12/31/02
Cash and cash equivalents	$18.7	$12.6
Accounts receivable	278.8	228.5
Current value of inventory	492.3	492.7
Inventory at LIFO value	445.3	453.6
Net property, plant and equipment	229.1	233.0
Accounts payable	119.0	112.2
Long-term debt	266.4	220.4
Stockholders’ equity	406.5	405.6

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